EXHIBIT 2.1

                      JOINT VENTURE ESTABLISHMENT AGREEMENT

         THIS JOINT VENTURE ESTABLISHMENT AGREEMENT (the "AGREEMENT") is made as of September 6, 2004, by and between REX TOKYO CO., LTD., a corporation organized and existing under the laws of Japan ("REX"), and TESCO CO., LTD., a corporation organized and existing under the laws of Japan ("TESCO"), jointly the "JV Partners", relating to the establishment of a Joint Venture company (the "JV COMPANY").

                P R E L I M I N A R Y     S T A T E M E N T S

         A. The JV Partners desire to jointly establish a company, initially with a paid in share capital of YEN 10,000,000, contributed in a ratio of 60% from Rex and 40% from Tesco, with shares to be allocated to the two companies at their respective contribution ratios;

         B. The JV Company will be established for the purpose of becoming the exclusive wholesale distributor of the proprietary Lighting system designed and manufactured by Tesco.;

         C. The JV Partners desire to set forth in writing their agreements and understandings with respect to establishment of the Joint Venture Company and to matters ancillary thereto in this Agreement;

         NOW, THEREFORE, for and in consideration of the premises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do covenant, agree, represent, warrant, and stipulate as follows:

                                A G R E E M E N T

1. ESTABLISHMENT

         1.1. PAID IN CAPITAL. Subject to the terms and conditions set forth herein, Rex will contribute 60%, YEN 6,000,000, of the total initial paid in capital of the JV Company, YEN 100,000,000. Tesco will contribute 40%, YEN 4,000,000. Capital shall be paid in to the designated company account by wire transfer on the specified closing date as required by Japanese Commercial Code, (the "CLOSING DATE").

         1.2. ISSUANCE OF CERTIFICATES REPRESENTING THE COMPANY SHARES. Certificates representing Company Shares will not be issued, in accordance with normal practice in Japan. A share register will be maintained by the JV Company, that shall be open to inspection to either JV Partners.

         1.3. BOARD REPRESENTATION. The JV Partners acknowledge and agree that upon the establishment of the JV Company, the CEO position will be held by an appointed representative of Rex.


Rex Tokyo Co., Ltd.-Tesco Co., Ltd. (JV Agreement)             September 6, 2004

         1.4. SCHEDULE. The JV Partners acknowledge and agree that the incorporation of the JV company will be completed in a timely fashion, with registration procedures to commence September 1, 2004.

2. REPRESENTATIONS AND WARRANTIES OF THE JV PARTNERS

         The JV Partners hereby represent and warrant to each other respectively, as of the date hereof, as follows:

         2.1. ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

                  (a) The JV Partners separately are a duly organized and validly existing corporation under the laws of Japan and have all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The JV Partners separately are duly qualified and are in good standing as a foreign corporation or entity and authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted by it, makes such qualification or authorization necessary, except where the failure to so qualify or be so authorized would not have a material adverse effect on the company's assets, business, prospects, liabilities, properties, condition (financial or otherwise) or results of operations taken as a whole (a "MATERIAL ADVERSE EFFECT"). The JV Partners separately have all requisite corporate power and corporate authority to execute and deliver this Agreement, and to perform all its obligations hereunder.

         2.2. AUTHORIZATION; NO CONFLICT. The execution and delivery by the JV Partners separately of this Agreement and the performance by them of their respective obligations hereunder have been duly authorized by all requisite corporate action and will not (a) violate (i) any provision of any applicable law, or any order of any court or other governmental agency applicable to them,
(ii) the charter or organizational documents of their Company, or (iii) any provision of any mortgage, lease, indenture, agreement or other instrument to which their Company or any of its properties or assets is bound, or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of their Company.

         2.3. VALIDITY AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the JV Partners and constitutes the legal, valid and binding obligation of the JV Partners, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

         2.4. DISCLOSURE. The JV Partners representations and warranties in this Agreement and in the schedules and exhibits to this Agreement, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading.


Rex Tokyo Co., Ltd.-Tesco Co., Ltd. (JV Agreement)             September 6, 2004

         2.5. NO BROKERS OR FINDERS. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the JV Partners for any commission, fee or other compensation as a finder or broker arising out of the transactions contemplated by this Agreement.

         2.6. NO MATERIAL ADVERSE CHANGE. Since the respective dates as of which information was given in this Agreement or the Disclosure Schedule, except as otherwise stated therein: (i) there has been no material adverse change in the financial condition, or in the results of operations, affairs or prospects of the JV Partners, whether or not arising in the ordinary course of business.

3. MISCELLANEOUS

         3.1. COUNTERPARTS. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but all such counterparts shall together constitute but one and the same instrument.

         3.2. HEADINGS; CONSTRUCTION. The headings of the several sections, divisions or subsections of this Agreement shall not be construed to constitute any part or to affect the meaning of any such sections, divisions or subsections. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption of burden of proof shall arise favoring or not favoring any party by virtue of the authorship of any of the provisions of this Agreement.

         3.3. SEVERABILITY. If any provision of this Agreement or portion of any provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         3.4. GOVERNING LAW. This Agreement, all exhibits and amendments hereto, shall be governed in all respects under the internal laws of Japan. The parties agree that they will not resort to the courts or other governmental agencies of any other jurisdiction for the resolution of any such dispute or controversy and agree to service by mail and waives any requirements of personal service. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

         3.5. COMPLIANCE REQUIRED. The obligations of each of the parties arising pursuant to this Agreement shall be expressly conditioned upon the full compliance by the other party hereto with the terms set forth herein and in the ancillary agreements referenced herein.


Rex Tokyo Co., Ltd.-Tesco Co., Ltd. (JV Agreement)             September 6, 2004

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.



REX TOKYO:

REX TOKYO CO., LTD.

By: /s/ Hiroyuki Ejima

Name: Hiroyuki Ejima

Title: President, CEO





TESCO:

TESCO CO., LTD.

By: /s/ Miyoji Ishibashi

Name: Miyoji Ishibashi

Title: President, CEO




Rex Tokyo Co., Ltd.-Tesco Co., Ltd. (JV Agreement)             September 6, 2004